McGuireWoods LLP
7 Saint Paul Street
Suite 1000
Baltimore, MD 21202-1671
Phone: 410-659-4400
Fax: 410-659-4599
www.mcguirewoods.com

July 21, 2011

Pernix Therapeutics Holdings, Inc.
10003 Woodloch Forest Drive
The Woodlands, Texas 77380

Ladies and Gentlemen:

This opinion is furnished to you in our capacity as special Maryland counsel for Pernix Therapeutics Holdings, Inc., a Maryland corporation (the “Company”) in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a prospectus on May 31, 2011, which was declared effective June 10, 2011, as supplemented by a prospectus supplement dated July 21, 2011 (together, the “Prospectus”), for the purpose of registering for sale, pursuant to the terms of an Underwriting Agreement dated July 21, 2011 (the “Underwriting Agreement”) by and among Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) as representative for the several underwriters named in Schedule I to the Underwriting Agreement (collectively with Stifel Nicolaus, the “Underwriters”), the Company and those certain shareholders of the Company named in Schedule II to the Underwriting Agreement (the “Selling Shareholders”), an aggregate of four million (4,000,000) shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), of which three million (3,000,000) shares are to be issued and sold by the Company and one million (1,000,000) shares are to be sold by the Selling Shareholders in the respective amounts set forth opposite their respective names in Schedule II to the Underwriting Agreement.

  The Shares were registered pursuant to a registration statement on Form S-3 (No. 333-174629) filed with the Commission on May 31, 2011 which was declared effective on June 10, 2011, as amended (the “Registration Statement”).  Each of the Registration Statement and the Prospectus was filed under the Securities Act of 1933, as amended (the “Securities Act”).  Terms used but not defined herein shall have the meanings given to them in the Registration Statement.

In connection therewith, we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)	Second Amended and Restated Articles of Incorporation of the Company, as amended to date and the Bylaws of the Company, as amended to date (collectively, the “Governing Documents”);

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Pernix Therapeutics Holdings, Inc.
July 21, 2011

(b)
Records and proceedings of the Board of Directors of the Company (the “Board”), including that certain Unanimous written consent to action of the Board dated May 26, 2011 and Unanimous written consent to action of the Special Finance Committee of the Board dated July 18, 2011 (the “Company Resolutions”);

(c)
Unanimous written consent of the board of directors of Golf Trust of America, Inc., a Maryland corporation (“Golf Trust”), and sole member and manager of GTA Acquisition, LLC, a Louisiana limited liability company (“GTA Acquisition”) dated on or around October 5, 2009;

(d)	Agreement and Plan of Merger, dated October 6, 2009 (the “Merger Agreement”), by and among Golf Trust, GTA Acquisition and Pernix Therapeutics, Inc., a Louisiana corporation (“Pernix Subsidiary”);

(e)	Certificate of Status for the Company issued by the State Department of Assessments and Taxation of Maryland (the “SDAT”) dated July 19, 2011;

(f)	the Registration Statement and Prospectus;

(g)	the Underwriting Agreement;

(h)	certificates of public officials and of representatives of the Company and the representations and warranties contained in the Underwriting Agreement; and

(i)	such other documents, certificates and records as we have deemed necessary as a basis for this opinion.

With respect to our examination, we have assumed (i) the legal capacity of all natural persons signing any document reviewed by us, (ii) the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, and (iii) the conformity to originals of all documents submitted to us as certified or reproduced copies and the authenticity of the originals of such copies.  We have not independently verified any factual matters or reviewed any documents other than the documents referred to above and accordingly we do not express any opinion as to matters that might have been disclosed by independent verification or review.  As to matters of fact that have not been independently established or verified by us, we have relied upon oral or written representations of officers of the Company.

Pernix Therapeutics Holdings, Inc.
July 21, 2011

In connection with this opinion, we have assumed that (i) the Company will continue to be incorporated and in existence and good standing in the State of Maryland; (ii) prior to issuance of the Shares, valid consideration for the Shares has been received in full and consists in whole or in part of money, tangible or intangible property, labor or services actually performed for the Company, a promissory note or other obligation for future payment in money, or contracts for labor or services performed, as provided in the Company Resolutions authorizing the issuance of the Shares, which value or amount shall not be less than the amount specified in such Company Resolutions; (iii) to the extent that any Shares are being issued in exchange or upon exercise or conversion of any other securities, the requirements of clause (ii) of this sentence shall have been satisfied as to the issuance of such other securities; (iv) the Prospectus shall have been filed with the Commission and become effective; (v) no stop order of the Commission preventing or suspending the use of the Prospectus contained in the Registration Statement or any other prospectus supplement will have been issued; (vi) all Shares will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement and the Prospectus; (vii) the Underwriting Agreement shall have been duly authorized and validly executed and delivered by the Company and the other parties thereto and shall be binding upon and enforceable against the Company and the other parties thereto; (viii) after issuance of the Shares, the total issued shares of Common Stock and preferred stock of the Company will not exceed the total shares of Common Stock and preferred stock authorized in the Governing Documents; (ix) the merger, as described in the Merger Agreement (the “Merger”), has become effective under applicable law; (x) each of the shares of common stock, no par value, of Pernix Subsidiary that were exchanged for shares of Common Stock of the Company upon consummation of the Merger were duly authorized, validly issued, fully paid and non-assessable; (xi) each of the Shares to be sold by the Selling Shareholders was issued pursuant to, in accordance with and upon receipt by the Company of the consideration set forth in the Merger Agreement; and (xii) upon issuance of the Shares, certificates representing the Shares will have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations will have been made in the share transfer records of the Company and a written statement containing the information required on certificates by the Maryland General Corporation Law (the “MGCL”) will have been delivered to the registered owners thereof, in each case in accordance with the provisions of the Governing Documents and the MGCL.

We are attorneys admitted to practice in the State of Maryland.  We express no opinion concerning the laws of any jurisdictions other than the federal laws of the United States of America and the State of Maryland.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when issued in accordance with the Company Resolutions upon receipt by the Company of the consideration provided for in the Company Resolutions and as provided in the Underwriting Agreement, Registration Statement and Prospectus, will be duly authorized, validly issued, fully-paid and non-assessable.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities, and that additional action will be taken by the Company to cause the issuance of the Shares.

These opinions are based upon currently existing facts and circumstances and Maryland statutes, rules, regulations and judicial decisions and are rendered as of the date hereof.  We disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

Pernix Therapeutics Holdings, Inc.
July 21, 2011

This opinion may be relied upon by the firm of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. with respect to that firm’s opinion to be filed as an exhibit to the Prospectus.  In addition, we hereby consent to the reference to our firm under the caption "Legal Matters" in the Prospectus.  Our consent to such reference does not constitute a consent under Section 7 of the Securities Act and in consenting to such reference we have not certified any part of the Registration Statement or Prospectus and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ McGuireWoods LLP